EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-148055) of Teekay Tankers Ltd. pertaining to the Teekay Tankers Ltd. 2007 Long-Term Incentive Plan and the

(2)	Registration Statement (Form F-3 No. 333-159807) and related prospectus and prospectus supplements of Teekay Tankers Ltd. for the registration of up to $400,000,000 of its Class A common stock of our reports dated April 12, 2011, with respect to the consolidated financial statements of Teekay Tankers Ltd. and the effectiveness of internal control over financial reporting of Teekay Tankers Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2010.

Vancouver, Canada	/s/ Ernst & Young LLP
April 12, 2011	Chartered Accountants